Exhibit 99.1

NEWS RELEASE	The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1561.988.3600 www.adt.com

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Craig Streem tel: +1 561.226.2983 cstreem@adt.com

ADT APPOINTS KEITH MEISTER TO ITS BOARD OF DIRECTORS

BOCA RATON, Fla.— December 17, 2012— The ADT Corporation (NYSE: ADT), a leading provider of electronic security, interactive home and business automation and alarm monitoring services, today announced the appointment of Keith Meister, the Founder and Managing Partner of Corvex Management LP, to the Company’s Board of Directors, effective at 12:01 am on December 19, 2012. Corvex Management beneficially owns, in the aggregate 11,541,021 shares of ADT’s common stock (including shares underlying options), representing approximately 5.02% of ADT’s outstanding shares.

Bruce Gordon, ADT’s Chairman of the Board said, “Over the last few months, we have engaged in a series of productive discussions with Keith about our business and growth strategy. He brings many years of valuable financial expertise and we welcome him to the Board so that we can work together to maximize long-term value for all our shareholders.”

Mr. Meister said, “We invested in ADT because it occupies a clear market leadership position in residential and small business security in North America and has significant opportunities to create long-term shareholder value. I look forward to working collaboratively with the Board and management team to enhance value creation through efficient capital allocation within the framework of investment grade credit ratings.”

Mr. Meister will be included in the slate of directors that will be nominated in the Company’s upcoming proxy for next year’s annual meeting. Concurrent with the appointment of Mr. Meister to the ADT Board of Directors, ADT and Corvex executed a voting and standstill agreement. Under the terms of the agreement, Corvex has agreed to, among other things, vote its shares in support of all of the Board’s director nominees at the Company’s upcoming annual meeting.

Mr. Meister has been Managing Partner of Corvex Management LP since December 2010. From August 2003 until August 2010, Mr. Meister served as Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. From August 2003 through March 2006, Mr. Meister also served as Chief Executive Officer of Icahn Enterprises G.P. Inc. and from March 2006 until August 2010, Mr. Meister served as Principal Executive Officer of Icahn Enterprises G.P. Inc. Mr. Meister has previously served or is currently serving as a director of numerous companies including: Motorola Mobility, Motorola, Inc., XO Holdings, Inc., Federal-Mogul Corporation, American Railcar Industries, Inc. and Ralcorp Holdings, Inc.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com.